COMPANY CONTACT:
                                           Checkpoint Systems, Inc.
                                           Craig Burns
                                           Executive Vice President,
                                           Chief Financial Officer and Treasurer
                                           (856) 848-1800
                                    INVESTOR RELATIONS CONTACTS:
                                           Christine Mohrmann, Jim Olecki
                                           Financial Dynamics
                                           212) 850-5600

FOR IMMEDIATE RELEASE

          CHECKPOINT SYSTEMS, INC. REVISES PREVIOUSLY REPORTED FOURTH
                        QUARTER FISCAL YEAR 2005 RESULTS

Thorofare, New Jersey, March 9, 2006 - Checkpoint Systems, Inc. (NYSE: CKP) today said that it is revising its previously announced results for the fourth quarter and full year ended December 25, 2005, to reflect an adjustment for foreign exchange gain/losses. The revised results are included in the Company's Form 10-K report filed with the Securities and Exchange Commission earlier today.

The adjustment results in an increase in foreign exchange losses for the fourth quarter 2005 of $816,000 before tax, or $527,000 after-tax, and is reflected in the Company's "other (loss) gain, net" line-item in its consolidated statements of operations. The net effect of the adjustment reduces the Company's earnings per diluted share for the 2005 fourth quarter by $0.01. As a result, actual earnings per diluted share for the fourth quarter of 2005 has been revised to $0.30, from $0.31 as previously reported in the Company's press release on March 2, 2006. For the 2005 full-year period, earnings per diluted share has been revised to $1.01, from $1.02 also as reported on March 2, 2006. Please refer to the Company's 2005 Form 10-K filing for additional information.

Checkpoint Systems, Inc. is a multinational manufacturer and marketer of integrated systems solutions for retail security, labeling, and merchandising. Checkpoint is a leading provider of EAS and RFID systems, source tagging, hand-held labeling systems, and retail merchandising systems. Applications include automatic identification, retail security and pricing, and promotional labels. Operating directly in 33 countries, Checkpoint has a global network of subsidiaries and provides professional customer service and technical support around the world. Checkpoint Systems, Inc.'s website is located at www.checkpointsystems.com.

Safe Harbor Statement
This press release may include information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company's Security and Exchange Commission filings.